Exhibit 21.1

Subsidiaries of the Registrant: Alpine Income Property Trust, Inc.

	Organized Under Laws of	Percentage of Voting Securities Owned by Immediate Parent
Alpine Income Property GP, LLC	Delaware	100.0	(1)
Alpine Income Property OP, LP	Delaware	(2)
Bluebird Metrowest Orlando LLC	Delaware	100.0	(3)
CTLC18 Lynn MA LLC	Delaware	100.0	(3)
CTO16 Charlottesville LLC	Delaware	100.0	(3)
CTO16 Huntersville LLC	Delaware	100.0	(3)
CTO16 Raleigh LLC	Delaware	100.0	(3)
CTO16 Reno LLC	Delaware	100.0	(3)
CTO17 Brandon FL LLC	Delaware	100.0	(3)
CTO17 Hillsboro OR LLC	Delaware	100.0	(3)
CTO17 Saugus MA LLC	Delaware	100.0	(3)
CTO19 Albany GA LLC	Delaware	100.0	(3)
CTO19 Birmingham LLC	Delaware	100.0	(3)
CTO19 Troy WI LLC	Delaware	100.0	(3)
CTO19 Winston Salem NC LLC	Delaware	100.0	(3)
Indigo Henry LLC	Florida	100.0	(3)
LHC15 Glendale AZ LLC	Delaware	100.0	(3)
PINE19 Alpharetta GA LLC	Delaware	100.0	(3)
PINE19 Asheville LLC	Delaware	100.0	(3)
PINE19 Georgetown TX LLC	Delaware	100.0	(3)
PINE19 Glendale AZ LLC	Delaware	100.0	(3)
PINE19 Jacksonville FL LLC	Delaware	100.0	(3)
PINE19 Slaughter Austin TX LLC	Delaware	100.0	(3)
PINE20 Hurst TX LLC	Delaware	100.0	(3)

(1)	Alpine Income Property Trust, Inc. (the “Company”) is the sole member of Alpine Income Property GP, LLC (the “General Partner”).

(2)	The General Partner is the sole general partner of Alpine Income Property OP, LP (the “Operating Partnership”). The Company owns an approximate 86.6% ownership interest in the Operating Partnership, with Consolidated-Tomoka Land Co. holding, directly and indirectly, an approximate 13.4% ownership interest in the Operating Partnership.

(3)	The Operating Partnership is the sole member.

All subsidiaries are included in the Consolidated and Combined Financial Statements of the Company and its subsidiaries appearing elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.